Exhibit 10.24

Description of ITT Educational Services, Inc.’s 2010 Executive Bonus Parameters, Payment of 2009 Bonus Compensation, 2010 Executive Salaries, 2010 Executive Perquisites and 2010 Director Compensation

2010 Executive Bonus Parameters

On January 18, 2010, the Compensation Committee of our Board of Directors approved the 2010 Executive Bonus Parameters (the “2010 Executive Bonus Parameters”) for participation by our executives.  Bonuses payable to participants will be paid in cash and based on a formula that takes into account our ability to achieve specified targets in 2010 in each of four performance categories, each weighted equally:

•	Our diluted earnings per share (“EPS”) in 2010.

•	The percentage increase in total student enrollment at our campuses as of December 31, 2010 compared to the total student enrollment at our campuses as of December 31, 2009.

•	Our Free Cash Flow in 2010. Free Cash Flow is defined as our net cash flows from operating activities and any change in restricted cash, less capital expenditures, net (excluding facility purchases).

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The percentage of Employable Graduates (as defined below) from our campuses ' programs of study in the third and fourth calendar quarters of 2009 and first and second calendar quarters of 2010 who either obtain employment by December 31, 2010, or are already employed, in positions that require the direct or indirect use of skills taught in their programs of study.  “Employable Graduates” are defined in accordance with the graduate employment metrics that we are required to report by one of the accrediting commissions that accredits our institutions and include all of the graduates from our campuses, except for those graduates who:

•	have been admitted into other programs of study at postsecondary educational institutions that are scheduled to begin within one academic year following their graduation;

•	possessed visas that did not permit them to work in the United States following their graduation;

•	were personally suffering from a health condition that prevented them from working;

•	were actively engaged in U.S. military service; or

•	moved out of the Continental United States with a spouse or parent who was actively engaged in U.S. military service.

Each target level associated with each incremental bonus percentage is progressively higher and, therefore, more of a challenge to achieve.  If we applied the actual results that we achieved in 2009 with respect to each of those four performance factors to the 2010 performance categories, the weighted average performance points under the 2010 performance categories would be 2.50, for a maximum bonus percentage of 75.0%, compared to 5.00 under the 2009 performance categories, for a maximum bonus percentage of 200.0%.  We have publicly disclosed that the range of $10.00 to $10.50 is our internal goal for our 2010 EPS. The mid-point of that range is the basis for the target level associated with 2.00 performance points in the EPS performance category of the 2010 Executive Bonus Parameters.

The 2010 Executive Bonus Parameters establish for each participant a standard bonus target percentage of annualized base salary as of December 31, 2010, ranging from 32% to 100%, with the percentage depending on the participant’s position.  The following table sets forth the standard bonus target percentage of annualized base salary as of December 31, 2010 for each of the named executive officers under the 2010 Executive Bonus Parameters.  The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2010 Annual Meeting of Shareholders.

Named Executive Officer	2010 Standard Bonus Target Percentage of Annualized Base Salary
Kevin M. Modany	100%
Daniel M. Fitzpatrick	65%
Clark D. Elwood	65%
Eugene W. Feichtner	60%
June M. McCormack	60%

The maximum bonus percentage under the 2010 Executive Bonus Parameters ranges from 25% to 200% of the standard bonus target percentage of annualized base salary as of December 31, 2010 and is based on the weighted average performance points associated with the actual results achieved with respect to each performance category.  To determine the weighted average performance points, the sum of the performance points associated with the actual performance in the four performance categories will be divided by four.  The following table sets forth the maximum bonus percentage associated with each range of weighted average performance points under the 2010 Executive Bonus Parameters:

Weighted Average Performance Points	Maximum Bonus Percentage
4.76 – 5.00	200.0%
4.51 – 4.75	187.5%
4.26 – 4.50	175.0%
4.01 – 4.25	162.5%
3.76 – 4.00	150.0%
3.51 – 3.75	137.5%
3.26 – 3.50	125.0%
3.01 – 3.25	112.5%
2.76 – 3.00	100.0%
2.51 – 2.75	87.5%
2.26 – 2.50	75.0%
2.01 – 2.25	62.5%
1.76 – 2.00	50.0%
1.51 – 1.75	41.7%
1.26 – 1.50	33.3%
1.00 – 1.25	25.0%

The annual bonus parameters are typically based on our primary financial and operating goals for the ensuing year.  While the bonus parameters reflect our financial and operating goals, as opposed to the individual executive’s performance goals, achievement of our financial and operating goals depends on, and is affected by, each executive’s performance with respect to his or her individual goals.  The Compensation Committee may, in its sole discretion, modify the bonus parameters at any time prior to the payment of the annual bonus awards under the parameters.  A participant’s annual bonus award may be more or less than the participant’s potential award as calculated under the formula.  A participant’s actual annual bonus award is based on a discretionary assessment of the participant’s individual performance and contribution toward achieving the specified targets in the four performance categories that is made by the Compensation Committee upon the recommendation of our Chief Executive Officer, except for our Chief Executive Officer’s annual bonus award, which is made by the Committee without a recommendation from our Chief Executive Officer.  The total amount available for the payment of bonuses for each year is capped at an amount equal to the cumulative sum of the products of each participant’s bonus percentage multiplied by each participant’s annualized base salary as of the end of the year.  The Compensation Committee may also take into consideration the individual performance of each participant in areas other than the four performance categories in determining the amount of the participant’s 2010 annual bonus award.

Payment of 2009 Bonus Compensation

On January 18, 2010, the Compensation Committee of our Board of Directors approved the payment of a 2009 annual bonus award in cash to each of our named executive officers, as follows:

Named Executive Officer	2009 Annual Bonus Amount
Kevin M. Modany	$1,450,000
Daniel M. Fitzpatrick	$396,500
Clark D. Elwood	$390,000
Eugene W. Feichtner	$330,000
June M. McCormack	$294,000

2010 Executive Salaries

On January 18, 2010, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective March 29, 2010.  The following table sets forth the annualized base salary information for each of our named executive officers as of March 29, 2010:

Named Executive Officer	2010 Annualized Base Salary
Kevin M. Modany	$769,000
Daniel M. Fitzpatrick	$324,000
Clark D. Elwood	$319,000
Eugene W. Feichtner	$295,000
June M. McCormack	$263,000

2010 Executive Perquisites

On January 18, 2010, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2010 for our named executive officers:

•	for Mr. Modany, the use of a company car;

•	for Mr. Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of March 29, 2010;

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for Messrs. Fitzpatrick, Elwood and Feichtner and Ms. McCormack, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of March 29, 2010; and

•	for each of our named executive officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2010 for providing all of the 2010 perquisites described above is not expected to exceed $125,000.

2010 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2010 consists of:

•	an annual retainer of $60,000 payable in one installment on January 4, 2010, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the 2006 ITT Educational Services, Inc. Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

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has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the tenth business day following our 2010 Annual Meeting of Shareholders;

•	has a time-based period of restriction of three years; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.